Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-195933 and 333-158462) of Calgon Carbon Corporation of our report dated September 27, 2016, with respect to the combined financial statements of the Activated Carbon and Filter Business of Arkema Company included in this Current Report on Form 8-K/A of Calgon Carbon Corporation.

/s/ Ernst & Young Audit

January 17, 2017

Paris, France